Exhibit 99.1

CONTACT:
Stuart F. Fleischer
Chief Financial Officer
(561) 994-5550
Q.E.P. CO., INC. RECEIVES COMPLIANCE LETTER FROM
THE NASDAQ STOCK MARKET, INC.

BOCA RATON, FLORIDA — August 24, 2007 — Q.E.P. CO., INC. (Nasdaq: QEPC) (the “Company”) announced that it received a letter today from the staff of the Listing Qualifications Department of the Nasdaq stock market notifying the Company that it has cured its non-compliance with Nasdaq’s Marketplace Rule 4350(d)(2) which requires a Company’s Audit Committee to have at least three independent directors.

Today, the Company conducted its annual stockholders’ meeting and all the Board nominees were duly elected to serve on the Board of Directors until the next annual stockholders’ meeting. After the adjournment of the annual stockholders’ meeting, the newly elected Board of Directors met and appointed the following three independent directors to serve on the Audit Committee effective immediately: Messrs Kreilein, Vogel and Walters.

It is our understanding that the indicator of such non-compliance currently being displayed with quotation information related to the Company’s securities on Nasdaq.com, NasdaqTrader.com and by other third-party providers of market data information is typically removed one business day after Nasdaq determines that a company has regained compliance with Nasdaq’s continuing listing standards.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement market. Under brand names including QEP®, ROBERTS®, Capitol®, Vitrex® and Elastiment™, the Company markets over 3,000 specialty tools and flooring related products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to home improvement retail centers and specialty distribution outlets in 50 states and around the world.

Certain statements in this press release regarding Nasdaq’s removal of the indicator of non-compliance are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. A more detailed discussion of risks attendant to the Company are set forth in the “Forward-Looking Statements” section of our Annual Report on Form 10-K for the year ended February 28, 2007, filed with the SEC, and in other reports already filed with the SEC.